                                                             [CNA SURETY LOGO]


FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------

CONTACT:  John S. Heneghan, 312/822-1908
          Doreen Lubeck, 773/583-4331

             CNA SURETY COMMENTS ON POTENTIAL LOSS EXPOSURE ON ENRON


CHICAGO, DECEMBER 5, 2001 -- CNA Surety Corporation (NYSE:SUR) announced today that it is reviewing its surety bond obligations relating to Enron Corp. and its subsidiaries and the Company's potential loss exposure should Enron be unable to meet its underlying contractual obligations supported by the Company's surety bonds. At this time, CNA Surety has not received any claim under the surety bonds and the principal on the bonds is an Enron entity that has not currently filed for reorganization under Chapter 11 of the Bankruptcy Code. CNA Surety estimates that its net exposure, reduced by the anticipated benefits of reinsurance treaties, under outstanding surety bonds issued to various obligees in connection with Enron contractual obligations is approximately $8 million pre tax and $5 million after tax or 12 cents per share. The accuracy of these estimates, as well as the timing of any actual loss payments may be affected by a number of contingencies that may impact the amount and timing of actual loss payments, if any, including the actions of Enron and other parties to the underlying contracts, possible judicial rulings and any amounts that CNA Surety may recover under indemnity agreements associated with the surety bonds.

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 37,000 independent agencies. Visit us at www.cnasurety.com on the World Wide Web.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company and the cost and availability of such contracts, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in CNA Surety Corporation's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.







                                       ###